Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 6, 2015, with respect to the consolidated balance sheets of Freescale Semiconductor Ltd. and subsidiaries as of December 31, 2014 and 2013 and the related consolidated statements of operations, comprehensive earnings / (loss), shareholders’ deficit and cash flows for each of the years in the three-year period ended December 31, 2014, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Austin, Texas

March 3, 2016